ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell
Ken Chymiak (9l8) 25l-9121	(212) 896-1250
Dan O’Keefe (9l8) 25l-9121	grussell@kcsa.com

ADDvantage Technologies Reports Fiscal 2009 Second Quarter Earnings

Quarterly Revenue of $10.1 Million– Net Income of $0.07 per share

BROKEN ARROW, Oklahoma, May 12, 2009 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its results for the three and six month periods ended March 31, 2009.

Revenue for the three month period ended March 31, 2009 was $10.1 million compared to $13.9 million in the same period a year ago, a decrease of 27%. The decline in revenue across all lines of business during the quarter is primarily attributable to the downturn in the economy and credit crisis, which has limited our customers’ access to affordable financing.

Net income attributable to common stockholders in the second quarter of 2009 was $698,000, or $0.07 per diluted share, as compared to $1.4 million, or $0.14 per diluted share, in the year-earlier period.

For the six months ended March 31, 2009, revenue decreased 20% to $22.9 million from $28.6 million, in the same period a year ago.

Net income attributable to common stockholders for the six month period was $1.7 million, or $0.16 per diluted share, as compared to $2.9 million, or $0.28 per diluted share, for the first six months of fiscal 2008.

Ken Chymiak, ADDvantage Technologies Group President and CEO, commented, “Our revenue for the quarter was down 27% compared to last year as our customers, including large and small multi-system operators (MSOs), delayed expansions and bandwidth upgrades. These delays are mostly attributable to our customers’ attempts to conserve cash and their limited access to affordable financing.  We expect that as the credit crisis eases and financial institutions regain their ability to lend money, coupled with the expected economic stimulus package funds available for bandwidth upgrades for rural communities, our customers will begin to make their needed bandwidth upgrades and plant expansions.”

Mr. Chymiak concluded, “Despite the recessionary market, we are still profitable and cash flow positive due to actions we have taken, and continue to take, to reduce operating costs and manage our operations.  We continue to maintain a position of strength in the market as an on-hand supplier of inventory and will continue to monitor and evaluate our business in order to emerge from the recession in the best possible position.”

Earnings Conference Call

As previously announced, the Company’s earnings conference call is scheduled for 12:00 pm ET, May 12, 2009. The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetech.com.  Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast.  The dial-in number for the conference call is (888) 208-1427 or (913) 312-0727 for international participants.  The conference code for the call is 9147763. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through May 26, 2009 at (888) 203-1112 (domestic) or (719) 457-0820 (international).  Participants must use the following code to access the replay of the call: 9147763.  The online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Cisco (formerly Scientific-Atlanta) and Motorola, as well as operating a national network of technical repair centers.  The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat–Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services, Jones Broadband International and Broadband Remarketing International.  For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2009	2008	2009	2008

Net sales	$10,126,636	$13,851,819	$22,926,642	$28,591,187

Income from operations	1,347,887	2,524,201	3,139,746	5,220,587

Net income	698,359	1,411,109	1,652,505	3,004,220

Net income attributable to common stockholders	$698,359	$1,411,109	$1,652,505	$2,870,740

Earnings per share:
Basic	$0.07	$0.14	$0.16	$0.28
Diluted	$0.07	$0.14	$0.16	$0.28

Shares used in per share calculation:
Basic	10,131,926	10,257,776	10,175,887	10,254,216
Diluted	10,133,781	10,281,066	10,177,801	10,286,734

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED BALANCE SHEETS

	March 31, 2009(unaudited)	September 30, 2008 (audited)
Assets
Current assets:
Cash and cash equivalents	$83,245	$15,211
Accounts receivable, net of allowance	3,712,119	6,704,162
Income tax refund receivable	4,310	83,735
Inventories, net of allowance for excess and obsolete	34,594,005	33,678,418
Inventory
Deferred income taxes	1,254,000	1,069,000
Prepaid expenses	197,830	108,560
Total current assets	39,845,509	41,659,086

Net property and equipment	7,722,308	7,926,175
Other assets	2,486,739	2,214,295

Total assets	$50,054,556	$51,799,556

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,875,751	$3,267,006
Accrued expenses	988,072	1,146,672
Bank revolving line of credit	633,114	2,789,252
Notes payable – current portion	1,863,767	1,860,163
Total current liabilities	6,360,704	9,063,093

Notes payable	14,924,757	15,860,245
Other liabilities	1,381,367	299,944

Total shareholders’ equity	27,387,728	26,576,274

Total liabilities and shareholders’ equity	$50,054,556	$51,799,556